EXHIBIT 3.143

CERTIFICATE OF FORMATION
OF
[NAME OF COMPANY]

This Certificate of Formation of [Name of Company] is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §§ 18-101, et seq.).

FIRST.           The name of the limited liability company formed hereby is [Name of Company].

SECOND.      The address of its registered office in the State of Delaware is [Address of Registered Agent], [City], [County], Delaware, [Zip Code]. The name of its registered agent at such address is [Name of Registered Agent].

THIRD.          This Certificate of Formation shall be effective on the date of filing with the Secretary of State of the State of Delaware

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of [Date].

/s/ Mark E. Derwent
Mark E. Derwent
Authorized Person